WARREN RESOURCES CALLS FOR FULL REDEMPTION OF OUTSTANDING 13.02% SINKING FUND CONVERTIBLE BONDS DUE DECEMBER 31, 2010

New York, NY, April 29, 2005 -- (PR Newswire) - Warren Resources, Inc. (Nasdaq:WRES) (the "Company") today announced that the Company has elected to fully redeem before maturity its 13.02% Sinking Fund Convertible Bonds due December 31, 2010, at their regular redemption price of 110% of the principal amount thereof ($1,100.00 per $1,000.00) plus accrued interest to the redemption date of June 29, 2005 (the "Redemption Date"). All interest on Bonds called for redemption will cease to accrue on and after the Redemption Date of June 29, 2005.

The redemptions are being made under terms of the Bonds, which permit the Company to redeem them prior to maturity. Notice of redemption is being mailed to bondholders of record on April 29, 2005.

At any time prior to the close of business on the Redemption Date, bondholders may exercise their right to convert their Bonds into shares of the Company's common stock at the conversion rate of 200 shares of the Company's Common Stock per $1,000 principal amount at maturity ($5.00 per share). The Bonds may be converted any time prior to the Redemption Date by the bondholder surrendering the original Bond certificate to the Paying Agent/Trustee with the conversion notice (located on the back of the certificate) duly completed and executed.

Mr. Timothy Larkin, the Chief Financial Officer of the Company, noted that "by redeeming the Bonds, Warren will further reduce its current debt from $30.2 million to $17.4 million. Additionally, annual interest payments will decrease from $3.9 million to $2.2 million and annual sinking fund requirements will be reduced by approximately $0.9 million. Since December 31, 2004, Warren will have reduced its debt by $29.1 million."

As a result of the redemption, U.S. Treasury securities having a fair market value of $5.7 million being held in escrow by the Trustee to secure repayment of the Bonds will be released to the Company.

American Stock Transfer & Trust Company, New York, is the redemption Paying Agent and Trustee.

Payment of the Redemption Price on the Bonds called for redemption will be paid only upon presentation and surrender thereof by Bondholders along with a letter of transmittal in the following manner:

By Mail or in Person to:

American Stock Transfer and Trust Company

59 Maiden Lane

New York, NY 10038

Attn: Reorg/Exchange Department

About Warren Resources:

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren is primarily focused on the exploration and development of coalbed methane properties located in the Rocky Mountain region and its waterflood oil recovery program in the Wilmington Townlot Unit within the Los Angeles Basin of California. The Company is headquartered in New York, New York, and its exploration and development subsidiary is headquartered in Casper, Wyoming.

Source: Warren Resources, Inc.

Contact: David Fleming (212) 697-9660